                                                                Exhibit 99(a)(1)

                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
                                      OF
                           FOODBRANDS AMERICA, INC.
                                      AT
                             $23.40 NET PER SHARE
                                      BY
                                 IBP SUB, INC.
                         A WHOLLY OWNED SUBSIDIARY OF
                                   IBP, INC.

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON MONDAY, APRIL 28, 1997, UNLESS THE OFFER IS EXTENDED.


  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED HEREIN) THAT NUMBER OF SHARES OF COMMON STOCK OF FOODBRANDS AMERICA, INC. (THE "COMPANY") REPRESENTING AT LEAST A MAJORITY OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS, (ii) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR HAVING BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER, (iii) THE CERTIFICATE OF AMENDMENT (AS DEFINED HEREIN) HAVING BEEN FILED WITH THE SECRETARY OF STATE OF THE STATE OF DELAWARE AND THE CHARTER AMENDMENT (AS DEFINED HEREIN) BEING IN FULL FORCE AND EFFECT AND (iv) THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTION 15.

  THE OFFER IS BEING MADE IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER DATED AS OF MARCH 25, 1997, AMONG IBP SUB, INC., IBP, INC. AND THE COMPANY. THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER, THE MERGER, THE MERGER AGREEMENT AND THE TENDER AGREEMENTS (ALL AS DEFINED HEREIN), HAS DETERMINED THAT THE MERGER IS ADVISABLE AND THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS, AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.

                                   IMPORTANT

  Any stockholder desiring to tender Shares (as defined herein) should either
(i) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal and deliver the Letter of Transmittal with the Shares and all other required documents to the Depositary, or follow the procedure for book-entry transfer set forth in
Section 3 or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. A stockholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if such stockholder desires to tender his or her Shares.

  Any stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply in a timely manner with the procedures for book entry transfer, or who cannot deliver all required documents to the Depositary, in each case on or prior to the expiration of the Offer, must tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3.

  Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

                               ---------------

                     The Dealer Manager for the Offer is:

                         DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

April 1, 1997

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Introduction
 1. Terms of the Offer...................................................   3
 2. Acceptance for Payment and Payment for Shares........................   4
 3. Procedure for Tendering Shares.......................................   5
 4. Withdrawal Rights....................................................   7
 5. Certain Federal Income Tax Consequences..............................   8
 6. Price Range of Shares; Dividends.....................................   9
 7. Effect of the Offer on the Market for Shares, Stock Quotation and
    Registration Under the Exchange Act..................................  10
 8. Certain Information Concerning the Company...........................  11
 9. Certain Information Concerning the Parent and the Offeror............  13
10. Source and Amount of Funds...........................................  14
11. Background of the Offer; Past Contacts, Transactions or Negotiations
    with the Company.....................................................  15
12. Purpose of the Offer and the Merger; Plans for the Company...........  16
13. The Merger Agreement and the Tender Agreements.......................  18
14. Dividends and Distributions..........................................  27
15. Certain Conditions to the Offeror's Obligations......................  27
16. Certain Legal Matters................................................  29
17. Fees and Expenses....................................................  30
18. Miscellaneous........................................................  30
Annex I. Certain Information Concerning the Directors and Executive
         Officers of the Parent and the Offeror.......................... A-1

TO THE HOLDERS OF COMMON STOCK OF  FOODBRANDS AMERICA, INC.:

                                 INTRODUCTION

  IBP Sub, Inc., a Delaware corporation (the "Offeror") and a wholly owned subsidiary of IBP Foodservice, L.L.C., a Delaware limited liability company whose sole members are IBP, inc., a Delaware corporation (the "Parent"), and Prepared Foods, Inc., a Texas corporation and a wholly-owned subsidiary of Parent, hereby offers to purchase all outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of Foodbrands America, Inc., a Delaware corporation (the "Company"), at a purchase price of $23.40 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Tendering holders of Shares will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares by the Offeror pursuant to the Offer. The Offeror will pay all charges and expenses of Donaldson, Lufkin & Jenrette Securities Corporation (the "Dealer Manager"), The Bank of New York (the "Depositary") and Corporate Investor Communications, Inc. (the "Information Agent") in connection with the Offer. See Section 17.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER, THE MERGER (AS DEFINED BELOW), THE MERGER AGREEMENT (AS DEFINED BELOW) AND THE TENDER AGREEMENTS (AS DEFINED BELOW), HAS DETERMINED THAT THE MERGER IS ADVISABLE AND THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS, AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES REPRESENTING AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"), (II) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR HAVING BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER (THE "HSR ACT CONDITION"),
(III) THE CERTIFICATE OF AMENDMENT (AS DEFINED HEREIN) HAVING BEEN FILED WITH THE SECRETARY OF STATE OF THE STATE OF DELAWARE AND THE CHARTER AMENDMENT (AS DEFINED HEREIN) BEING IN FULL FORCE AND EFFECT (THE "CHARTER AMENDMENT CONDITION") AND (IV) THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTION 15.

  Morgan Stanley & Co. Incorporated ("Morgan Stanley"), the Company's financial advisor, has delivered to the Company's Board of Directors its written opinion that the consideration to be received by the stockholders of the Company pursuant to the Merger Agreement is fair from a financial point of view to such holders (other than the Parent and its affiliates). A copy of such opinion is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 which is being distributed to the Company's stockholders.

  The Offer is being made pursuant to an Agreement and Plan of Merger dated as of March 25, 1997 (the "Merger Agreement"), among the Parent, the Offeror and the Company. The Merger Agreement provides, among other things, that, unless the parties otherwise agree, no later than the second business day after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement, the Offeror will be merged with and into the Company (the "Merger") in accordance with the relevant provisions of the General Corporation Law of the State of Delaware, as amended (the "DGCL"). See Sections 12 and 13. Following the consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will be a wholly owned subsidiary of the Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held by the Company as treasury stock, Shares owned by any wholly owned subsidiary of the Company, Shares owned by the Parent or the Offeror or any other subsidiaries of the Parent, and Shares with respect to which appraisal rights are properly exercised under the DGCL) will be cancelled and converted into and become the right to receive $23.40 (or any higher price that may be paid for each Share pursuant to the Offer) in cash, without interest thereon (the "Offer Price"). See Section 5 for a description of certain tax consequences of the Offer and the Merger.

  The Merger Agreement provides that, promptly upon the purchase of and payment for Shares pursuant to the Offer, the Parent will be entitled to designate for election to the Board of Directors of the Company such number of directors (rounded up to the next whole number) as is equal to the product of
(i) the total number of directors on such Board (giving effect to the directors designated by the Parent pursuant to this sentence) and (ii) the percentage that the number of Shares so accepted for payment bears to the total number of Shares then outstanding. The Company has agreed, upon request by the Offeror, to use its best efforts promptly either to increase the size of the Board of Directors of the Company or secure the resignations of such number of directors, or both, as is necessary to enable the Parent's designees to be so elected to the Company's Board, and to take all actions available to the Company to cause the Parent's designees to be so elected.

  On March 25, 1997, the Parent and the Offeror entered into the Tender Agreements with certain stockholders of the Company, pursuant to which such stockholders agreed, among other things, (1) to tender to the Offeror pursuant to the Offer, at $23.40 per Share, such number of Shares which, when taken together with the Shares currently owned by the Parent and the Offeror, would cause the Parent and its affiliates to beneficially own 49.9% of the aggregate voting power represented by the issued and outstanding capital stock of the Company; (2) to grant to the Offeror options to purchase the same number of Shares held by such stockholders in certain circumstances; and (3) to vote the same number of Shares held by such stockholders in favor of the Merger Agreement and against all other acquisition proposals. See Section 13. As of the date hereof, such stockholders would be required to tender to the Offeror pursuant to the Offer an aggregate of 5,722,289 Shares.

  The Company has advised the Offeror that as of March 25, 1997, there were
(a) 12,465,107 Shares issued and outstanding, and (b) outstanding stock options and warrants to purchase an aggregate of 1,762,752 Shares. As of the date hereof, the Parent and the Offeror beneficially own 497,800 Shares. If the Offeror acquires at least 6,616,130 Shares in the Offer, the Parent and the Offeror will control a majority of the outstanding Shares on a fully diluted basis. Accordingly, the Offeror would have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder. If the Offeror acquires 90% or more of the outstanding Shares through the Offer, the Offeror would be able to effect the Merger pursuant to the short form merger provisions of the DGCL, without prior notice to, or any action by, any other stockholder of the Company.

  In connection with the Merger Agreement and the Tender Agreements, the Board of Directors of the Company has approved, and stockholders representing a majority of the Shares have approved by written consent in lieu of a meeting of stockholders, amendments (the "Charter Amendment") to the Amended and Restated Certificate of Incorporation of the Company (the "Charter") that exclude the Merger Agreement, the Tender Agreements and the transactions contemplated therein from the restrictions of Article Fifth of the Charter (relating to certain stock transfer restrictions intended to preserve the tax benefits from the Company's previous net operating losses). The Company has filed with the Securities and Exchange Commission (the "Commission") an information statement (the "Information Statement") relating to the Charter Amendment and has agreed to distribute definitive copies of the Information Statement to the Company's stockholders as soon as practicable. The Company has agreed to file with the Secretary of State of the State of Delaware a certificate of amendment (the "Certificate of Amendment") relating to the Charter Amendment the next business day following the expiration of any required period of distribution of the Information Statement.

  The Information Statement may not be distributed to the stockholders until it has been cleared by the Commission. Since under the rules of the Commission the Information Statement must be distributed for at least 20 calendar days, there can be no assurance that the Certificate of Amendment will be filed on or prior to April 28, 1997. Shares tendered pursuant to the Offer cannot be accepted for payment by the Offeror until the Certificate of Amendment has been so filed. The Offeror currently intends to extend the Expiration Date until the Charter Amendment Condition has been satisfied if all of the other conditions to the Offer have been satisfied.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Offeror will accept for payment and pay for all Shares validly tendered on or prior to the Expiration Date (as defined below) and not theretofore withdrawn in accordance with Section 4 as soon as practicable after the later to occur of (a) the Expiration Date or (b) the satisfaction or waiver of the conditions set forth in Section 15.

  If the Offeror shall decide, in its sole discretion, to increase the consideration offered in the Offer to holders of Shares and if, at the time that notice of such increase is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

  THE OFFER IS CONDITIONED UPON SATISFACTION OF THE MINIMUM CONDITION, THE HSR ACT CONDITION, THE CHARTER AMENDMENT CONDITION AND CERTAIN OTHER TERMS AND CONDITIONS, AND THE OFFEROR MAY TERMINATE THE OFFER AT ANY TIME IN CERTAIN EVENTS. SEE SECTION 15. IN ADDITION, THE MERGER AGREEMENT MAY BE TERMINATED BY THE PARENT OR THE COMPANY IN CERTAIN EVENTS. SEE SECTIONS 13 AND 15. The Offeror expressly reserves the right to increase the price per Share payable in the Offer and make any other changes to the terms or conditions of the Offer (or waive in whole or in part, at the sole discretion of the Offeror, any of such conditions); provided, however, that the Offeror will not, without the prior written consent of the Company (such consent to be authorized by the Board of Directors of the Company), (i) waive the Minimum Condition, (ii) subject to clause (z) of the proviso in the immediately following sentence, extend the Offer if all of the Offer conditions are satisfied or waived, (iii) decrease the Offer Price, change the form of consideration payable in the Offer or decrease the number of Shares sought, (iv) impose additional conditions to the Offer, (v) waive the Charter Amendment Condition or (vi) amend the conditions of the Offer or any other term of the Offer in any manner adverse to the holders of Shares (other than insignificant changes or amendments or other than to waive any condition, other than as described above). The initial expiration date of the Offer shall be 20 business days following commencement of the Offer (such date and time, as may be extended in accordance with the terms hereof, is referred to as the "Expiration Date"); provided, however, that the Offeror may, from time to time, in its sole discretion extend the Expiration Date, but not beyond September 24, 1997, without the consent of the Company (x) if any of the conditions to the Offer have not been satisfied, for the minimum period of time necessary to satisfy such condition; (y) for any period required by any order, decree or ruling of, or any rule, regulation, interpretation or position of, any governmental entity applicable to the Offer; or (z) for a period of not more than five business days beyond the latest expiration date that would otherwise be permitted under clause (x) or (y) of this sentence solely for the purpose of obtaining valid tenders (which are not withdrawn) of 90% of the Shares.

  Notwithstanding any other provision of the Merger Agreement or the Offer, the Offeror shall not be required to accept for payment or pay for, or may delay the acceptance for payment of or payment for, any tendered Shares, or may, in its sole discretion, at any time, terminate or amend the Offer as to any Shares not then paid for upon the occurrence of any of the conditions set forth in Section 15. The Offeror's right to delay payment for any Shares or not to pay for any Shares theretofore accepted for payment is subject to the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), relating to the Offeror's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer.

  Any extension of the period during which the Offer is open, delay in acceptance for payment or payment, or termination or amendment of the Offer, will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(c) and 14e-1(d) under the Exchange Act. Without limiting the obligation of the Offeror under such rule or the manner in which the Offeror may choose to make any public announcement, the Offeror currently intends to make announcements by issuing a press release to the Dow Jones News Service and making any appropriate filing with the Commission.

  If the Offeror makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer (including a waiver, with the consent of the Company, of the Minimum Condition), the Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the offer or the information concerning the offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is generally required to allow for adequate dissemination to stockholders and investor response.

  The Company has provided the Offeror with the Company's list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the list of stockholders or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

  The Offeror is not offering to purchase any stock options or warrants, and neither the Offeror nor the Company is establishing any special arrangements to facilitate exercises in connection with the Offer. Holders of stock options or warrants who wish to tender Shares in the Offer must first exercise such stock options or warrants, in each case in accordance with the terms and provisions thereof, and then tender the Shares received upon such exercise pursuant to the Offer. Holders of stock options or warrants who exercise such stock options or warrants will not have the right to revoke an effective exercise and contingent exercises will not be valid. Holders of stock options and warrants who wish to tender Shares issuable pursuant to such securities are responsible for exercising such securities in sufficient time so that such Shares can be delivered to the Depositary in a timely manner as required by the Offer. The parties to the Merger Agreement have agreed upon certain additional rights and benefits to be provided to holders of stock options immediately prior to the Effective Time. See Section 13. NEITHER THE PARENT, THE OFFEROR NOR THE COMPANY MAKES ANY RECOMMENDATION TO ANY HOLDER OF STOCK OPTIONS OR WARRANTS AS TO WHETHER TO EXERCISE ANY OR ALL SUCH STOCK OPTIONS OR WARRANTS, AS THE CASE MAY BE.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Offeror will accept for payment and pay for all Shares validly tendered on or prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4 as soon as practicable after the later to occur of (a) the Expiration Date or (b) the satisfaction or waiver of the conditions set forth in Section 15. Subject to compliance with Rule 14e-1(c) under the Exchange Act, the Offeror expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See Sections 1 and 16. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (collectively, the "Book-Entry Transfer Facilities"), pursuant to the procedures set forth in Section 3, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required by the Letter of Transmittal.

  The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Offeror may enforce such agreement against the participant.

  For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Offeror gives oral or written notice to the Depositary of the Offeror's acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Offeror and transmitting such payment to tendering stockholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Offeror is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to the Offeror's rights under Section 1, the Depositary may, nevertheless, on behalf of the Offeror, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in
Section 4 below and as otherwise required by Rule 14e-1(c) under the Exchange Act. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY THE OFFEROR BECAUSE OF ANY DELAY IN MAKING ANY PAYMENT.

  If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer to a Book-Entry Transfer Facility, such Shares will be credited to an account maintained within such Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

  If, prior to the Expiration Date, the Offeror increases the price being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

3. PROCEDURE FOR TENDERING SHARES.

  Valid Tenders. For Shares to be validly tendered pursuant to the Offer, (i) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and certificates representing such Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below, and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. No alternative, conditional or contingent tenders will be accepted. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  Book-Entry Transfer. The Depositary will make a request to establish an account with respect to the Shares at each Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in a Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be effected through book-entry at a Book-Entry Transfer Facility on or prior to the Expiration Date, (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date or
(ii) the guaranteed delivery procedures described below must be complied with.

  Signature Guarantee. Signatures on the Letter of Transmittal must be guaranteed by a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program, the Stock Exchange Medallion Program, or by any other bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an "Eligible Institution"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Delivery Instructions" or the box labeled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If the certificates evidencing Shares are registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or certificates evidencing unpurchased Shares are to be issued or returned to, a person other than the registered owner or owners, then the tendered certificates must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates or stock powers, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.

  Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or if the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date, such Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are duly complied with:

  (i) the tender is made by or through an Eligible Institution;

  (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Offeror, is received by the Depositary, as provided below, prior to the Expiration Date; and

  (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), and any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three New York Stock Exchange trading days after the date of such Notice of Guaranteed Delivery.

  The Notice of Guaranteed Delivery may be delivered by hand or overnight courier or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

  THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH A BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for such Shares or a Book-Entry Confirmation, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE OFFEROR, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING ANY PAYMENT.

  BACKUP FEDERAL INCOME TAX WITHHOLDING. TO PREVENT "BACKUP" FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT OF THE PURCHASE PRICE FOR SHARES PURCHASED PURSUANT TO THE OFFER, EACH STOCKHOLDER

MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER ("TIN") AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. FOREIGN HOLDERS MUST SUBMIT A COMPLETED FORM W-8 TO AVOID 31% BACKUP WITHHOLDING. THIS FORM MAY BE OBTAINED FROM THE DEPOSITARY. SEE INSTRUCTIONS 8 AND 9 SET FORTH IN THE LETTER OF TRANSMITTAL.

  Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties. The Offeror reserves the absolute right to reject any or all tenders of any Shares that are determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Offeror, be unlawful. The Offeror also reserves the absolute right to waive any of the conditions of the Offer, subject to the limitations set forth in the Merger Agreement, or any defect or irregularity in the tender of any Shares. The Offeror's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions to the Letter of Transmittal) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Offeror, the Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

  Other Requirements. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of the Offeror as such stockholder's attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's right with respect to the Shares tendered by such stockholder and accepted for payment by the Offeror (and any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after March 25, 1997). All such proxies shall be considered coupled with an interest in the tendered Shares. This appointment is effective when, and only to the extent that, the Offeror accepts for payment the Shares deposited with the Depositary. Upon acceptance for payment, all prior proxies given by the stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent proxies may be given or written consent executed (and, if given or executed, will not be deemed effective). The designees of the Offeror will, with respect to the Shares and other securities or rights, be empowered to exercise all voting and other rights of such stockholder as they in their sole judgment deem proper in respect of any annual or special meeting of the Company's stockholders, or any adjournment or postponement thereof, any actions by written consent in lieu of any such meeting or otherwise. The Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Offeror's payment for such Shares, the Offeror must be able to exercise full voting and other rights with respect to such Shares and the other securities or rights issued or issuable in respect of such Shares, including voting at any meeting of stockholders (whether annual or special or whether or not adjourned) in respect of such Shares.

4. WITHDRAWAL RIGHTS.

  Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time after May 30, 1997. If payment for Shares is delayed for any reason or if the Offeror is unable to pay for Shares for any reason, then, without prejudice to the Offeror's rights under the Offer, tendered Shares may be retained by the Depositary on behalf of the Offeror and may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer.

  For a withdrawal of Shares tendered pursuant to the Offer to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the certificates representing such Shares are registered, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties. None of the Offeror, the Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

  Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

  The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger (or pursuant to the exercise of appraisal rights). The discussion applies only to holders of Shares in whose hands Shares are capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of Shares who are in special tax situations (such as insurance companies, tax-exempt organizations or dealers in securities). This discussion does not discuss the federal income tax consequences to a holder of Shares who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws.

  THE DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND DOES NOT PURPORT TO CONSIDER ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO HOLDERS OF SHARES. THE DISCUSSION IS BASED UPON CURRENT LAW, WHICH IS SUBJECT TO CHANGE. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS TO SUCH STOCKHOLDER OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER INCOME TAX LAWS.

  The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between his or her adjusted tax basis in the Shares sold pursuant to the Offer or converted to a right to receive cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted into the right to receive cash in the Merger. Such gain or loss will be capital gain or loss and will be long-term gain or loss if the Shares were held for more than one year, on the date of sale (in the case of the Offer) or the Effective Time of the Merger (in the case of the Merger). The receipt of cash for Shares pursuant to the exercise of appraisal rights will generally be taxed in the same manner as described above. Long-term capital gain of individuals currently is taxed at a maximum rate of 28%. Legislative proposals are being considered that would significantly decrease the tax rate applicable to an individuals's long-term capital gains. It is not known whether any such proposal will be passed, and, if passed, what the new rate will be (if it is changed) and when any new rate will become effective.

  Payments in connection with the Offer or the Merger may be subject to "backup withholding" at a rate of 31%, unless a stockholder (a) is a corporation or comes within certain exempt categories and, when required, demonstrates this fact or (b) provides a correct TIN, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A stockholder who does not provide a correct TIN may be subject to penalties imposed by the IRS. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the stockholder's federal income tax liability. Each stockholder should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption. Stockholders tendering their Shares in the Offer may prevent backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Section 3. Similarly, stockholders who convert their Shares into the right to receive cash in the Merger may prevent backup withholding by completing a Substitute Form W-9 and submitting it to the paying agent for the Merger.

  The Parent and the Offeror shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement to any holder of Shares such amounts as the Parent or the Offeror is required to deduct and withhold with respect to the making of such payment. To the extent that amounts are so withheld by the Parent or the Offeror, such withheld amounts shall be treated for all purposes of the Merger Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Parent or the Offeror.

6. PRICE RANGE OF SHARES; DIVIDENDS.

  According to the Company's Annual Report on Form 10-K for the fiscal year ended December 28, 1996, (the "1996 10-K"), the Shares are traded on the New York Stock Exchange ("NYSE") under the symbol "FDB". (According to the 1996 10-K, the Shares commenced trading on the NYSE on February 13, 1996; prior to that date, the Shares traded in the Nasdaq National Market ("NNM") under the symbol "FBAI".) The following table sets forth for the periods indicated the high and low closing sales prices per Share on the NYSE (bid prices in the case of the NNM, as described above) with respect to the fiscal years of the Company ended December 30, 1995 and December 28, 1996 and the first fiscal quarter of fiscal year 1997.

                                                                  HIGH     LOW
                                                                 ------- -------
   FISCAL 1995:
     First Quarter.............................................. $ 8 1/2 $ 7 1/4
     Second Quarter.............................................  13 1/4   7 5/8
     Third Quarter..............................................  15 5/8  12 1/2
     Fourth Quarter.............................................  14 3/8  10 5/8
   FISCAL 1996:
     First Quarter (NNM)........................................  14 1/2  11 1/2
     First Quarter (NYSE).......................................  17 7/8  14 1/2
     Second Quarter.............................................  17 3/8  12 1/8
     Third Quarter..............................................  13 1/2  11
     Fourth Quarter.............................................  15      12
   FISCAL 1997:
     First Quarter..............................................  23 1/8  13 3/4

  On March 25, 1997, the last full day of trading prior to the public announcement of the execution of the Merger Agreement, the last reported sales price of the Shares on the NYSE was $15 3/4 per Share. On March 31, 1997, the last full day of trading prior to the commencement of the Offer, the last reported sales price of the Shares on the NYSE was $23 1/8 per Share. Stockholders are urged to obtain current market quotations for the Shares.

  According to the 1996 10-K, the Company has not paid any cash dividends on Shares since the Company's reorganization in 1991, does not expect to pay any dividends in the foreseeable future and intends to continue to retain earnings for the Company's operations. Additionally, payment of such dividends is restricted under the terms of certain loans agreements to which the Company is a party. Under the terms of the Merger Agreement, the Company is prohibited from paying any dividends. See Sections 13 and 14.

7. EFFECT OF THE OFFER ON THE MARKET FOR SHARES, STOCK QUOTATION AND REGISTRATION UNDER THE EXCHANGE ACT.

  The purchase of the Shares by the Offeror pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

  Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NYSE for continued listing. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of record holders of at least 100 Shares were to fall below 1200, the number of publicly held Shares (exclusive of management or other concentrated holdings) were to fall below 600,000 or the aggregate market value of publicly held Shares were to not exceed $5 million. The Company has advised the Offeror that, as of March 25, 1997, there were approximately 3,420 stockholders of record and approximately 4,000 beneficial owners of the Shares. If, as a result of the purchase of the Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the Shares are no longer listed, the market for the Shares could be adversely affected.

  If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges or through the Nasdaq Stock Market or other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in Shares on the part of securities firms, the possible termination of the registration of the Shares under the Exchange Act, as described below, and other factors.

  The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if there are fewer than 300 record holders of Shares. It is the intention of the Offeror to seek to cause an application for such termination to be made as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met. If such registration were terminated, the Company would no longer legally be required to disclose publicly in proxy materials and annual reports distributed to stockholders the information which it now must provide under the Exchange Act or to make public disclosure of financial and other information in annual, quarterly and other reports required to be filed with the Commission under the Exchange Act; the Company would no longer be subject to Rule 13e-3 under the Exchange Act relating to "going private" transactions; and the officers, directors and 10% stockholders of the Company would no longer be subject to the "short-swing" insider trading reporting and profit recovery provisions of the Exchange Act. Furthermore, if such registration were terminated, persons holding "restricted securities" of the Company may be deprived of their ability to dispose of such securities under Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act").

  If registration of the Shares is not terminated prior to the Merger, then the Shares will be delisted from all stock exchanges and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

  The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

8. CERTAIN INFORMATION CONCERNING THE COMPANY.

  Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Although neither the Offeror nor the Parent has any knowledge that would indicate that statements contained herein based upon such documents are untrue, neither the Offeror, the Parent nor the Dealer Manager assumes any responsibility for the accuracy or completeness of the information concerning the Company, furnished by the Company, or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Offeror or the Parent.

  The Company is a Delaware corporation with its principal executive offices located at 1601 Northwest Expressway, Suite 1700, Oklahoma City, Oklahoma 73118. The Company produces, markets and distributes frozen and refrigerated processed products to the food service industry (which encompasses all aspects of away-from-home food preparation). The Company believes it is one of the nation's leading foodservice suppliers of meat-based pizza toppings, partially baked and self-rising pizza crusts, burritos, frozen stuffed pastas, breaded appetizers, soups, sauces and side dishes, and processed meat products. The Company's customers include wholesale foodservice distributors, multi-unit restaurant chains, food processors, grocery store delicatessens and warehouse clubs, many of which are market leaders within their industry sectors.

  Set forth below is certain summary consolidated financial data with respect to the Company excerpted or derived from financial information contained in the 1996 10-K. More comprehensive financial information is included in reports and other documents filed by the Company with the Commission, as described more fully below, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below.

                                    FISCAL YEAR   FISCAL YEAR    FISCAL YEAR
                                       ENDED         ENDED          ENDED
                                    DECEMBER 28,  DECEMBER 30,   DECEMBER 31,
                                        1996          1995           1994
                                    ------------  ------------   ------------
                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Net sales........................   $835,175      $634,700       $512,352
                                      ========      ========       ========
  Gross profit.....................   $161,726      $134,715       $102,234
  Total operating expenses.........    113,230(2)     99,612         91,025 (6)
                                      --------      --------       --------
  Operating income.................   $ 48,496      $ 35,103       $ 11,209
                                      ========      ========       ========
  Income (loss) from continuing
   operations......................   $ 15,918(3)   $  9,601       $ (5,195)
                                      ========      ========       ========
  Net income (loss)(1).............   $ 10,867(4)   $(34,095)(5)   $(16,198)(7)
                                      ========      ========       ========
  Earnings (loss) per share:
    Income (loss) from continuing
     operations....................   $   1.28      $   0.77       $  (0.59)
                                      ========      ========       ========
    Net income (loss)..............   $   0.87      $  (2.73)      $  (1.85)
                                      ========      ========       ========
BALANCE SHEET DATA:
  Total assets.....................   $548,526      $532,572       $453,734
  Long-term debt...................   $310,307      $305,407       $224,260
  Shareholders' equity.............   $ 55,618      $ 43,229       $ 78,487

--------
(1) Includes income (loss), net of applicable income taxes, from operations of the discontinued Retail Meat Division of $(4.1) million and $(8.5) million, in the fiscal years ended December 30, 1995 and December 31, 1994, respectively.

(2) Includes a net provision of $0.2 million for restructuring and integration. (See Note 4 to the financial statements included in the 1996 10-K)
(3) Includes a tax benefit of $6.7 million from the elimination of the deferred tax asset valuation allowance. (See Note 10 to the financial statements included in the 1996 10-K)
(4) Includes an extraordinary loss, net of applicable income tax benefit, of $5.1 million associated with the early extinguishment of debt. (See Note 8 to the financial statements included in the 1996 10-K).
(5) Includes the loss on disposal of the Retail Meat Division of $38.5 million and extraordinary loss on early extinguishment of debt of $1.0 million.
(6) Includes a $10.6 million provision for restructuring and integration. (See
    Note 4 to the financial statements included in the 1996 10-K)
(7) Includes an extraordinary loss of $2.5 million associated with the early extinguishment of debt.

  The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding companies which file electronically with the Commission. In addition, reports, proxy and information statements and other information concerning the Company may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

Certain Company Projections.

  To the knowledge of the Parent and the Offeror, the Company does not as a matter of course make public forecasts as to its future financial performance. However, in connection with the preliminary discussions concerning the feasibility of the Offer and the Merger, the Company prepared and furnished the Parent with certain financial projections.

  The projections presented in the tables below (the "Projections") are derived or excerpted from information provided by the Company and are based on numerous assumptions concerning future events. The Projections have not been adjusted to reflect the effects of the Offer or the Merger or the incurrence of indebtedness in connection therewith. The Projections should be read together with the other information contained in this Section 8.

                           FOODBRANDS AMERICA, INC.

          SELECTED PROJECTIONS OF FUTURE ANNUAL OPERATING RESULTS (1)

                             (DOLLARS IN MILLIONS)

                                         1997   1998    1999     2000     2001
                                        ------ ------ -------- -------- --------
Sales.................................. $903.2 $964.0 $1,021.1 $1,069.5 $1,110.2
Net Income.............................   12.5   18.3     25.4     32.9     39.2
                                        ====== ====== ======== ======== ========

--------
(1) Assumes that plant fixed expenses other than depreciation grow at 3%, the assumed rate of inflation, and selling, general and administrative expenses are targeted to grow at 4%. Depreciation is calculated based on capital operating levels, and capital spending beyond 1997 is assumed to be equal to depreciation.

  THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS OR FORECASTS AND ARE INCLUDED HEREIN ONLY BECAUSE SUCH INFORMATION WAS PROVIDED TO THE PARENT. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE PROJECTIONS. THE PROJECTIONS REFLECT NUMEROUS ASSUMPTIONS, ALL MADE BY MANAGEMENT OF THE COMPANY, WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS, ECONOMIC, MARKET AND FINANCIAL CONDITIONS AND OTHER MATTERS INCLUDING ASSUMED INTEREST EXPENSE AND EFFECTIVE TAX RATES CONSISTENT WITH HISTORICAL LEVELS FOR THE COMPANY, ALL OF WHICH ARE DIFFICULT TO PREDICT, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL AND NONE OF WHICH WERE SUBJECT TO APPROVAL BY THE PARENT OR THE OFFEROR. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS MADE IN PREPARING THE PROJECTIONS WILL PROVE ACCURATE, AND ACTUAL RESULTS MAY BE MATERIALLY DIFFERENT FROM THOSE CONTAINED IN THE PROJECTIONS. THE INCLUSION OF THE PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT ANY OF THE PARENT, THE OFFEROR, THE COMPANY OR THEIR RESPECTIVE FINANCIAL ADVISORS CONSIDERED OR CONSIDER THE PROJECTIONS TO BE A RELIABLE PREDICTION OF FUTURE EVENTS, AND THE PROJECTIONS SHOULD NOT BE RELIED UPON AS SUCH. NONE OF THE PARENT, THE OFFEROR, THE COMPANY AND THEIR RESPECTIVE FINANCIAL ADVISORS ASSUMES ANY RESPONSIBILITY FOR THE VALIDITY, REASONABLENESS, ACCURACY OR COMPLETENESS OF THE PROJECTIONS. NONE OF THE PARENT, THE OFFEROR, THE COMPANY AND ANY OF THEIR FINANCIAL ADVISORS HAS MADE, OR MAKES, ANY REPRESENTATION TO ANY PERSON REGARDING THE INFORMATION CONTAINED IN THE PROJECTIONS AND NONE OF THEM INTENDS TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE SHOWN TO BE IN ERROR.

9. CERTAIN INFORMATION CONCERNING THE PARENT AND THE OFFEROR.

  The Offeror is a newly incorporated Delaware corporation, and IBP Foodservice, L.L.C. ("IBP Foodservice") is a newly formed Delaware limited liability company. To date, neither the Offeror nor IBP Foodservice has conducted any business other than that incident to its formation, the execution and delivery of the Merger Agreement and the Tender Agreements (in the case of the Offeror) and the commencement of the Offer. Accordingly, no meaningful financial information with respect to the Offeror or IBP Foodservice is available. The Offeror is a direct wholly owned subsidiary of IBP Foodservice, and IBP Foodservice's sole members are the Parent and Prepared Foods, Inc., a Texas corporation and a wholly owned subsidiary of the Parent. The principal executive office of each of the Offeror and IBP Foodservice is located at IBP Avenue, P.O. Box 515, Dakota City, Nebraska 68731.

  The Parent, a Delaware corporation, has its principal executive office at IBP Avenue, P.O. Box 515, Dakota City, Nebraska 68731. The Parent principally produces fresh beef and fresh pork products. The Parent's primary products include boxed beef and pork which are marketed mainly in the United States to grocery chains, meat distributors, wholesalers, retailers, restaurant and hotel chains, and processors who produce cured and smoked products, such as bacon, ham, luncheon meats and sausage items. The Parent also produces inedible allied products, such as hides and other items used to manufacture products such as leather, animal feed and pharmaceuticals, and edible allied products, which include variety meat items.

  The Parent is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports and other information with the Commission relating to its business, financial condition and other matters. Such reports and other information are available for inspection and copying at the offices of the Commission in the same manner as set forth with respect to the Company in Section 8. Set forth below is certain summary consolidated financial data with respect to the Parent excerpted or derived from financial information contained in the Parent's Annual Report on Form 10-K for the fiscal year ended December 28, 1996 (the "Parent 10-K"). More comprehensive financial information is included in such reports and other documents filed by the Parent with the Commission (including the Parent's audited financial statements included in the Parent 10-K, which are incorporated herein by reference), and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including such audited financial statements and related notes) contained therein.

                                   IBP, INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                        FISCAL YEAR ENDED
                                                     --------------------------
                                                      1996    1995       1994
                                                     ------- -------    -------
                                                      (IN MILLIONS, EXCEPT
                                                         PER SHARE DATA)
CONSOLIDATED STATEMENTS OF EARNINGS DATA:
  Net sales......................................... $12,539 $12,668    $12,075
  Costs and expenses................................  12,340  12,410     11,893
  Net earnings......................................     199     258(1)     182
  Net earnings per share............................ $  2.06 $  2.67    $  1.90
CONSOLIDATED BALANCE SHEET DATA:
  Total current assets.............................. $ 1,111 $ 1,069    $   974
  Total assets......................................   2,174   2,028      1,865
  Total current liabilities.........................     604     642        615
  Total liabilities.................................     971   1,005      1,085
  Total stockholders' equity........................   1,204   1,023        780

--------
(1) Includes an extraordinary loss, net of applicable income taxes of $22.2 million for early extinguishment of debt.

  The name, citizenship, business address, present principal occupation, and material positions held during the past five years of each of the directors and executive officers of the Parent and the Offeror are set forth in Annex I to this Offer to Purchase.

  Except as described in this Offer to Purchase, none of the Offeror, the Parent, or to the best knowledge of the Offeror or the Parent, any of the persons listed in Annex I to this Offer to Purchase, owns or has any right to acquire any Shares, and none of them has effected any transaction in the Shares during the past 60 days.

  Except as set forth in this Offer to Purchase, none of the Offeror, the Parent or, to the best knowledge of the Offeror or the Parent, any of the persons listed in Annex I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between the Offeror or the Parent, or, to the best of their knowledge, any of the persons listed in Annex I hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Except as described in this Offer to Purchase, none of the Offeror, the Parent or, to the best knowledge of the Parent or the Offeror, any of the persons listed in Annex I hereto, has had any transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the Commission applicable to the Offer.

10. SOURCE AND AMOUNT OF FUNDS.

  This Offer is not conditioned upon any financing arrangements. The total amount of funds required by the Offeror to consummate the Offer and the Merger and to pay related fees and expenses is expected to be approximately $310 million, excluding the Company's debt obligations. The source of the funds will include available cash and borrowing from a syndicate of banks pursuant to the Amended and Restated Multi-Year Credit Agreement (the "Credit Facility") dated December 21, 1995 among the Parent, Bank of America National Trust and Savings Association, as Co-Agent, and First Bank National Association, as Administrative Agent, which provides for borrowings up to an aggregate principal amount of $500 million. The Credit Facility is a revolving facility with a maturity date of December 20, 2000, which may be extended for one year increments annually during the revolving period with the consent of the banks involved. As of December 28, 1996, there were total outstanding borrowings of approximately $50 million with an applicable rate of interest of 5.5%.

11. BACKGROUND OF THE OFFER; PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS WITH THE COMPANY.

  The Parent in the ordinary course of its business has supplied the Company (including its predecessors) with various raw materials for use in the production of the Company's products. In addition, until May 1995, the Parent produced and packaged certain ham products under the Company's labels pursuant to a supply agreement with the Company (the "Co-packing Agreement"). IBP sold products to the Company during the 1994 and 1995 fiscal years in approximate amounts of $18 million and $12 million, respectively, under the Co-packing Agreement.

  In 1995, an executive officer of the Parent contacted a representative of the Joseph Littlejohn & Levy Fund, L.P. and Joseph Littlejohn & Levy Fund II, L.P. (collectively, "JLL") to discuss JLL's intention with respect to JLL's investment in the Company. These discussions were preliminary and did not result in any negotiations with respect to a possible transaction.

  In the summer of 1996, the Parent determined that the Company's Common Stock, which was then trading at approximately $11.00 per share, may have become undervalued relative to stocks of other companies in the industry, and the Parent commenced purchases of shares of such Common Stock from time to time in open market transactions. During the period from July 11, 1996 through January 24, 1997, the Parent purchased an aggregate of 497,800 shares of Common Stock at various prices, with an average purchase price of $13.42 per Share.

  On December 20, 1996, R. Randolph Devening, Chairman of the Board, President and Chief Executive Officer of the Company, met with Robert L. Peterson, Chairman of the Board and Chief Executive Officer of the Parent, and Larry Shipley, Executive Vice President-Corporate Development of the Parent, to discuss the Company's business relationship with the Parent. In the course of such discussions, Mr. Devening informed Messrs. Peterson and Shipley that JLL was evaluating alternatives with respect to JLL's investment in the Company. Mr. Devening acknowledged the Parent's past discussions with JLL and inquired whether the Parent continued to have an interest in the Company. Messrs. Peterson and Shipley indicated that the Parent would have an interest in learning more about the Company's business, particularly information with respect to recent acquisitions by the Company.

  On January 13, 1997, the Company's financial advisor delivered to the Parent a draft confidentiality and standstill agreement relating to the Company. The Parent executed the confidentiality and standstill agreement with the Company on January 25, 1997 and thereafter the Company made certain due diligence materials available to the Parent.


  On January 30, 1997, representatives of the Parent attended a presentation made by the Company's management in Oklahoma City regarding the Company's business. Following the presentation, the Parent was requested to submit a preliminary indication of interest concerning a possible acquisition of the Company.

  On February 14, 1997, the Board of Directors of the Parent reviewed the status of the Parent's evaluation of the Company and authorized the Parent's management to submit a preliminary indication of interest with respect to a possible acquisition by the Parent of the capital stock of the Company. This preliminary indication of interest, which was submitted on February 18, 1997, indicated that, subject to further due diligence review, the Parent was interested in discussing an acquisition of the Company at a price between $18.00 and $20.00 per share.

  On March 3, 1997, the Parent's financial advisor conducted an on-site due diligence review of information provided by the Company. From March 11, 1997 through March 13, 1997, representatives of the Parent visited certain major manufacturing facilities of the Company. The Company also furnished the Parent with a draft of a proposed merger agreement. On March 13 and 14, 1997, management personnel of the Parent, along with its outside legal counsel, conducted due diligence investigations of the Company and conducted various interviews with members of the Company's management. On March 18, representatives of the Parent's and the Company's respective financial advisors met to discuss the valuation of the Company and the potential transaction.

  On March 19, 1997, the Parent provided the Company with comments to the draft merger agreement which had been previously provided by the Company. The comments included a draft tender agreement which the Parent indicated it would require JLL and The Airlie Group, L.P. ("Airlie") to enter into in connection with the Merger Agreement. On March 20, 1997, the Company, the Parent and their respective legal counsel met to begin negotiations on the Merger Agreement and the Tender Agreements. These negotiations continued from March 20, 1997 through March 25, 1997. The initial negotiations centered on a possible acquisition price of $23.50 per share. The Parent indicated that its willingness to proceed at such price was, however, conditioned upon the satisfactory completion of due diligence, the resolution to its satisfaction of certain "earn-out" payment obligations of the Company to third parties and the resolution of certain issues under the Merger Agreement and the Tender Agreements. As these negotiations evolved, it became apparent to the Parent that the arrangements relating to settling such payment obligations would involve higher than anticipated costs. In light of these costs, the Parent revised its offer to $23.40 per share.

  In the afternoon of March 25, 1997 the Board of Directors of the Parent met to review and approve the Offer, the Merger, the Merger Agreement and the Tender Agreements. Following such meeting, the Parent, the Offeror and the Company executed and delivered the Merger Agreement, and the Parent, the Offeror, JLL and Airlie executed and delivered the Tender Agreements.

  On March 26, 1997, the Parent and the Company issued a joint press release announcing the signing of the definitive Merger Agreement and Tender Agreements. On April 1, 1997, pursuant to the terms of the Merger Agreement, the Offeror commenced the Offer.

12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY.

  The purpose of the Offer, the Merger, the Merger Agreement and the Tender Agreements is to enable the Parent to acquire control of, and the entire equity interest in, the Company. The Parent believes that the acquisition of the Company will represent a significant advancement in its strategy to diversify beyond the core fresh meat processing business and extend its product base with value-added, branded products.

  Under the DGCL, the approval of the Board of Directors of the Company and the affirmative vote of the holders of a majority of the outstanding Shares are required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board of Directors of the Company has approved the Offer, the Merger, the Merger Agreement and the Tender Agreements and the transactions contemplated thereby (including the Charter Amendment), and, unless the Merger is consummated pursuant to the short form merger provisions under the DGCL described below, the only remaining corporate actions of the Company required to consummate the Offer and the Merger are (i) the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares and (ii) the filing of the Certificate of Amendment. If the Minimum Condition is satisfied and Shares are purchased pursuant to the Offer, the Offeror will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other stockholder.

  In the Merger Agreement, the Company has agreed to take all action necessary to convene a meeting of its stockholders as promptly as practicable after the expiration of the Offer for the purpose of considering and taking action on the Merger Agreement and the Merger, if such action is required by the DGCL. The Parent has agreed that all Shares owned by the Parent, the Offeror or any of their affiliates will be voted in favor of the Merger Agreement and the Merger.

  Short Form Merger. Under the DGCL, if the Offeror has acquired at least 90% of the outstanding Shares, the Offeror will be able to approve the Merger without a vote of the Company's stockholders. In such event, the Offeror anticipates that it will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition without a meeting of the Company's stockholders. If the conditions to the Offeror's obligation to purchase Shares in the Offer are satisfied prior to the tender of 90% of the outstanding Shares being tendered into the Offer, the Offeror may, subject to certain limitations set forth in the Merger Agreement, delay its purchase of the Shares tendered to it in the Offer. See Section 1. If the Offeror does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise, a significantly longer period of time may be required to effect the Merger, because a vote of the Company's stockholders would be required under the DGCL.

  Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders of the Company will have certain rights under the DGCL to dissent and demand appraisal of, and to receive payment in cash for the fair value of, their Shares. Such rights to dissent, if the statutory procedures are complied with, could lead to a judicial determination of the fair value of the Shares (excluding any element of value arising from the accomplishment or expectation of the Merger) required to be paid in cash to such dissenting holders for their Shares. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, a Delaware court would be required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Therefore, the value so determined in any appraisal proceeding could be different from the price being paid in the Offer.

  In addition, several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders which requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that although the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

  Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer or otherwise in which the Offeror seeks to acquire the remaining Shares not held by it. The Offeror believes, however, that Rule 13e-3 will not be applicable to the Merger if the Merger is consummated within one year after the termination of the Offer at the same per Share price as paid in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

  Plans for the Company. Except as otherwise set forth in this Offer to Purchase, it is expected that, initially following the Merger, the business and operations of the Company will be continued by the Surviving Corporation substantially as they are currently being conducted.

  The Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. The Parent intends to seek additional information about the

Company during this period. Thereafter, the Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing the Company's potential contribution to the Parent's business.

  Except as indicated in this Offer to Purchase, the Parent does not have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or any material change in the Company's capitalization or dividend policy or any other material changes in the Company's corporate structure or business, or the composition of the Company's management.

13. THE MERGER AGREEMENT AND THE TENDER AGREEMENTS.

  The following summary of certain provisions of the Merger Agreement and the Tender Agreements, copies of which are filed as exhibits to the Schedule 14D-1, is qualified in its entirety by reference to the text of the Merger Agreement and the Tender Agreements.

 The Merger Agreement

  The Offer. The Offeror commenced the Offer in accordance with the terms of the Merger Agreement. Upon the terms and subject to the conditions of the Merger Agreement, the Parent, the Offeror and the Company are required to use their reasonable best efforts to take all action necessary to consummate the transactions contemplated by the Merger Agreement.

  Company Actions. Pursuant to the Merger Agreement, the Company has agreed that, concurrently with the commencement of the Offer, it will file with the Commission a Solicitation/Recommendation Statement on Schedule 14D-9 containing the recommendation of the Company's Board of Directors that the Company's stockholders accept the Offer and approve the Merger. The Company also has agreed to disseminate the Schedule 14D-9 to stockholders of the Company as and to the extent required by applicable federal securities laws.

  The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the DGCL, the Offeror shall be merged with and into the Company at the Effective Time with the Company being the Surviving Corporation. Upon the effectiveness of the Merger, the separate corporate existence of the Offeror shall cease and the Company shall continue as the Surviving Corporation and succeed to and assume all the rights and obligations of the Offeror in accordance with the DGCL. From and after the effective date of the Merger (the "Effective Date"), the Certificate of Incorporation and Bylaws of the Offeror shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation until changed or amended in accordance with the provisions of applicable law. The directors of the Offeror immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case until the earlier of their resignation or removal or until their successors are elected or appointed and qualified.

  Conversion of Securities. At the Effective Time, each Share issued and outstanding immediately prior thereto (other than Shares held by the Company as treasury stock, Shares owned by any wholly owned subsidiary of the Company, Shares owned by the Parent or the Offeror or any other subsidiary thereof, and Dissenters' Shares (as defined below)) shall be cancelled and converted into and become the right to receive, upon surrender of the certificate(s) representing such Shares, the Offer Price. Each share of common stock of the Offeror issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, be converted into one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

  Dissenting Shares. Shares which are held by holders who have properly exercised and perfected appraisal rights with respect thereto under Section 262 of the DGCL ("Dissenters' Shares") will not be cancelled and converted into the right to receive the Offer Price pursuant to the Merger, but shall be entitled to receive payment of the appraised value of such Shares in accordance with the provisions of
Section 262 (except that Shares held by a stockholder who fails to perfect or withdraws his or her demand for appraisal of such Shares or loses his or her right to such payment shall be cancelled and converted, as of the Effective Time, into the right to receive the Offer Price).

  Merger Without a Meeting of Stockholders. In the event that the Offeror shall acquire at least 90% of the outstanding Shares, the parties shall take all necessary and appropriate action to cause the Merger to become effective without a meeting of the stockholders of the Company, in accordance with
Section 253 of the DGCL.

  Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to the Parent and the Offeror, including, but not limited to, representations and warranties relating to the Company's organization and qualification; authority to enter into the Merger Agreement and carry out related actions; capitalization; subsidiaries; undisclosed liabilities; absence of certain material changes or events; title to assets; condition of assets; material contracts and commitments; required consents and approvals; compliance with applicable laws; intellectual property, employee benefit plans, tax and environmental matters; and filings made by the Company with the Commission under the Securities Act or the Exchange Act (including financial statements included in the documents filed by the Company under those Acts).

  The Parent and the Offeror also have made customary representations and warranties to the Company, including, but not limited to, representations and warranties relating to the Offeror's and the Parent's organization, authority to enter into the Merger Agreement and carry out related actions, and required consents and approvals. The Parent and the Offeror have also represented that they have on the date of the Merger Agreement and will have upon acceptance of any Shares pursuant to the Offer sufficient available funds (through existing credit arrangements or otherwise) to pay the Offer Price.

  Covenants Relating to the Conduct of Business. The Company has agreed that it will, and will cause its subsidiaries to, carry on their respective businesses in the ordinary course of business consistent with past practice, use their commercially reasonable efforts to preserve the goodwill of those having business relationships with them, use their reasonable best efforts to preserve intact their current business organizations, keep available the services of their current officers and key employees, and preserve their relationships with customers, suppliers and others having business dealings with them.

  The Company has agreed that, except as contemplated by the Merger Agreement, each of the Company and its subsidiaries shall not, without the prior written consent of the Parent (which consent may not be unreasonably withheld or delayed):

    (a) incur any additional indebtedness for borrowed money, assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, partnership, firm or corporation or make any loans or advances to any individual, partnership, firm or corporation in an amount in excess of $30,000,000; provided, however, that total indebtedness for borrowed money under the Company's Credit Agreement with Chase Manhattan Bank, as of the Effective Date, shall not exceed $251,000,000;

    (b) subject to certain exceptions, enter into any capital or operating leases of equipment;

    (c) except for the Charter Amendment, amend its charter or bylaws; issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible or exchangeable into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or equity equivalent, except for the issuance of up to 1,762,752 shares of the Company's common stock pursuant to the exercise of certain enumerated options and warrants to purchase such shares which are outstanding on the date of the Merger Agreement;

    (d) mortgage, pledge or otherwise encumber any of its material properties or assets or sell, transfer (except pursuant to intercompany transfers) or otherwise dispose of any of its material properties or material assets or cancel, release or assign any indebtedness owed to it or any claims held by it, except in the ordinary course of business and consistent with past practice;

    (e) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, limited liability company, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, in each case that are material, individually or in the aggregate, to the Company and its subsidiaries, taken as a whole;

    (f) subject to certain exceptions, enter into, terminate or permit any renewal or extension options to expire with respect to any material contract or agreement, or make any material change in any of its leases and contracts, other than in the ordinary course of business and consistent with past practice;

    (g) declare, set aside or pay any dividend or distribution with respect to its capital stock or directly or indirectly redeem, purchase or otherwise acquire any of its capital stock or effect a split or reclassification of any of its capital stock or a recapitalization, except for intercompany transactions in the ordinary course of business consistent with past practice;

    (h) alter through merger, liquidation, reorganization, restructuring or in any other fashion its corporate structure or ownership;

    (i) enter into or adopt or amend any existing severance plan, agreement or arrangement, any benefit plan or arrangement, or any employment or consulting agreement, except as required by law;

    (j) increase the compensation payable or to become payable to its officers or employees, except for increases in the ordinary course of business in accordance with past practices, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any of its directors or officers, or establish, adopt, enter into or, except as may be required to comply with applicable law, amend in any material respect or take action to enhance in any material respect or accelerate any rights or benefits under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any of its directors, officers or employees;

    (k) subject to certain exceptions, settle or compromise any suit, proceeding or claim or threatened suit, proceeding or claim for an amount that is more than $50,000 in the case of any individual suit, provided that such settlement or compromise shall be made in the ordinary course of business in accordance with past practice;

    (l) knowingly violate or fail to perform any material obligation or duty imposed upon it by any applicable foreign, federal, state or local law, rule, regulation, guideline, ordinance, order, judgment or decree;

    (m) make any tax election or change any method of accounting for tax purposes, in each case except to the extent required by law, or settle or compromise any tax liability;

    (n) change any of the accounting principles or practices used by it except as required by the Commission or the Financial Accounting Standards Board;

    (o) subject to certain exceptions, grant any license relating to its intellectual property, except as required by existing agreements of the Company;

    (p) enter into an agreement to enter into a new line of business, or expend over $10,000 to produce or provide a product in a new line of business; or

    (q) authorize or enter into an agreement, contract, commitment or arrangement to do any of the foregoing.

  The Company also has agreed that, until the Effective Date, it will not terminate, amend, modify or waive any provision of any confidentiality or "standstill" agreement to which the Company or any of its subsidiaries is a party.

  Prior to the Effective Date, the Offeror will not transact any business or engage in any activities other than in connection with the transactions contemplated by the Merger Agreement.

  No Solicitation. The Company has agreed in the Merger Agreement that, from the date of the Merger Agreement until the earlier of the Effective Date or the consummation of the Offer, (a) neither the Company nor its subsidiaries shall, and the Company shall not authorize or permit its officers, directors, employees, agents or representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) to, initiate, solicit or knowingly encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation, tender offer, exchange offer or similar transaction involving, or any purchase of all or any significant portion of the assets or any significant portion of the equity securities (excluding any issuable pursuant to agreements existing on the date of the Merger Agreement) of, the Company or its subsidiaries (an "Acquisition Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any substantive discussions with, any person relating to an Acquisition Proposal, or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal;
(b) the Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing; and (c) the Company will notify the Parent immediately if any such Acquisition Proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, the Company. Notwithstanding the foregoing, nothing contained in this paragraph shall prohibit the Board of Directors of the Company from (i) furnishing information to or entering into discussions or negotiations with any person or entity that indicates an interest in making a Superior Proposal (as defined below), if, and only to the extent that, (A) the Board of Directors of the Company reasonably determines in good faith after consultation with outside counsel that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders under applicable law and (B) the Company keeps the Parent informed of the status and terms of any such discussions or negotiations; and
(ii) to the extent applicable, complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. For purposes of the Merger Agreement, "Superior Proposal" means an unsolicited bona fide Acquisition Proposal by a third party in writing that the Board of Directors of the Company determines in its good faith reasonable judgment (based on the advice of a nationally recognized investment banking firm) provides greater aggregate value to the Company's stockholders than the transactions contemplated by the Merger Agreement and for which any required financing is committed or which, in the good faith reasonable judgment of the Board of Directors of the Company (based on the advice of a nationally recognized investment banking firm), is reasonably capable of being financed by such third party. Nothing in this paragraph shall (i) permit the Company to terminate the Merger Agreement, (ii) permit the Company to enter into any agreement with respect to an Acquisition Proposal during the term of the Merger Agreement or (iii) affect any other obligation of any party to the Merger Agreement.

  Options. Pursuant to the Merger Agreement, immediately prior to the Effective Time, subject to obtaining any consent which may be necessary from the holder of the outstanding options, the Company shall cancel and settle, by cash payment to the holders thereof, all outstanding options (whether or not currently exercisable or vested) to purchase shares of the Company's common stock granted by the Company prior to the date of the Merger Agreement under the Company's stock option plans and agreements. Except as otherwise provided pursuant to the terms of such stock option plans and agreements, such cash payment with respect to each canceled option shall be in an amount equal to the excess, if any, of the Offer Price over the per share exercise price of such canceled option, multiplied by the number of shares of common stock into which such canceled option would be exercisable, less any applicable taxes.

  Charter Amendment. In connection with the Merger Agreement and the Tender Agreements, the Board of Directors of the Company has approved, and stockholders representing a majority of the Shares have approved by written consent in lieu of a meeting of stockholders, the Charter Amendment, which excludes the Merger Agreement, the Tender Agreements and the transactions contemplated therein from the restrictions of Article Fifth of the Charter (relating to certain stock transfer restrictions intended to preserve the tax benefits from the Company's previous net operating losses). The Company has filed with the Commission the Information Statement relating to the Charter Amendment and has agreed to distribute definitive copies of the Information

Statement to the Company's stockholders as soon as practicable. The Company has agreed to file with the Secretary of State of the State of Delaware the Certificate of Amendment relating to the Charter Amendment the next business day following the expiration of any required period of distribution of the Information Statement.

  Indemnification; Insurance. In the Merger Agreement, the Company undertakes to indemnify and hold harmless, and, after the Effective Date, the Surviving Corporation and the Parent undertake to indemnify and hold harmless, each present and former director and officer of the Company (the "Indemnified Parties") against any expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnified Party in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such Indemnified Party was made, or threatened to be made, a party by reason of the fact that such Indemnified Party was or is a director, officer, employee or agent of the Company, or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise and which arises out of or pertains to any action or omission occurring prior to the Effective Date (including, without limitation, any which arise out of or relate to the transactions contemplated by the Merger Agreement) to the full extent permitted under the DGCL (and the Company or the Surviving Corporation and the Parent, as the case may be, will advance expenses to each such person to the full extent so permitted); provided, that any determination required to be made with respect to whether an Indemnified Party's conduct complied with the standards set forth in the DGCL shall be made by independent counsel selected by such Indemnified Party and reasonably satisfactory to the Company or the Surviving Corporation, as the case may be (which shall pay such counsel's fees and expenses). For five years after the Effective Date, the Surviving Corporation and the Parent shall use their respective reasonable best efforts to provide officers' and directors' liability insurance for events occurring prior to the Effective Time covering the Indemnified Parties who are currently covered by the Company's officers' and directors' liability insurance policy on terms no less favorable than those of such policy in terms of coverage and amount or, if substantially similar coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay a per annum amount of premiums for such insurance in excess of approximately $560,000.

  Employee Benefits. The Surviving Corporation and its subsidiaries will honor, and the Parent agrees to cause the Surviving Corporation and its subsidiaries to honor, all of the Company's employment, transition employment, non-compete, consulting, benefit, compensation or severance agreements in accordance with their terms and, for a period of not less than twelve months immediately following the Effective Date, all of the Company's written employee severance plans (or policies), in existence on the date of the Merger Agreement, including, without limitation, the separation pay plan for corporate officers. If any salaried employee of the Company becomes a participant in any employee benefit plan, practice or policy of the Parent, the Offeror, any of their affiliates or the Surviving Corporation, such employee shall be given credit under such plan, practice or policy for all service prior to the Effective Time with the Company, or any predecessor employer (to the extent such credit was given by the Company), and all service after the Effective Time and prior to the time such employee becomes such a participant, for purposes of eligibility and vesting and for all other purposes for which such service is either taken into account or recognized; provided, however, such service need not be credited to the extent it would result in a duplication of benefits, including, without limitation, benefit accrual service under defined benefit plans. For at least twelve months following the Effective Date, the Parent shall cause the Surviving Corporation to maintain employee benefits for management and hourly employees of the Company and its subsidiaries that are no less than the employee benefits, in the aggregate, available to similarly situated management and hourly employees of the Parent and its subsidiaries. Nothing contained in this paragraph, however, shall be construed to obligate the Parent or any of its subsidiaries to employ, or cause the Company or its subsidiaries from and after the Effective Date to continue to employ, any management or hourly employee of the Company or its subsidiaries.

  Transition Agreements. The Parent and the Offeror agree in the Merger Agreement that the Surviving Corporation shall maintain and shall comply with certain transition employment agreements, and stay bonus agreements between the Company and several officers of the Company, and the employment agreement with

R. Randolph Devening (collectively referred to herein as the "Transition Agreements"). The Company agrees not to amend the Transition Agreements after the date of the Merger Agreement without first obtaining the Parent's consent.

  Restructuring of Transaction. Notwithstanding any provision contained in the Merger Agreement to the contrary, in the event that any claim, suit, proceeding or action is brought against any of the Parent, the Offeror or the Company seeking to limit, void or enjoin any of the transactions contemplated by the Merger Agreement or the Tender Agreements or any taken by the Board of Directors of the Company to facilitate any transaction contemplated by the Merger Agreement or the Tender Agreements on the basis of the transfer restriction contained in Article Fifth of the Company's Charter or the rules of the NYSE, either the Parent or the Company may, at its option, upon written notice to the other parties, elect to amend the Merger Agreement to provide for a cash merger of the Offeror with and into the Company in lieu of the Offer upon terms and conditions which are substantially consistent with those contained in the Merger Agreement, and all parties shall as promptly as practicable following receipt of such notice amend the Merger Agreement.

  Board Representation. The Merger Agreement provides that promptly upon the purchase of and payment for any Shares which represent at least a majority of the outstanding Shares (on a fully diluted basis), the Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product of
(i) the total number of directors on such Board (giving effect to the directors designated by the Parent pursuant to this sentence) and (ii) the percentage that the number of Shares so accepted for payment bears to the total number of Shares then outstanding. The Company has agreed, upon the request of the Offeror, to use its best efforts promptly either to increase the size of the Board of Directors of the Company or secure the resignations of such number of its incumbent directors, or both, as is necessary to enable the Parent's designees to be so elected to the Company's Board of Directors, and to take all actions available to the Company to cause the Parent's designees to be so elected. The Company also shall cause the Parent's designees to constitute at least the same percentage (rounded up to the next whole number) as is on the Company's Board of Directors of (i) each committee of the Company's Board of Directors, (ii) each board of directors of each subsidiary, and (iii) each committee of each such board. The Company has agreed to take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder to effect any such election, including mailing to stockholders the information required to be disclosed pursuant thereto. The Parent or the Offeror will supply the Company any information with respect to either of them and their nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1. From and after the time, if any, that the Parent's designees constitute a majority of the Company's Board of Directors and prior to the Effective Date, any amendment of the Merger Agreement by the Company, any termination of the Merger Agreement by the Company, any extension of time for performance of any of the obligations of the Parent or the Offeror under the Merger Agreement, any waiver of any condition to the Company's obligations under the Merger Agreement or any of the Company's rights under the Merger Agreement or action to amend or otherwise modify the Charter or by-laws may be effected only by the action of a majority of the directors of the Company then in office who were not officers of the Parent or designees, stockholders or affiliates of the Parent, which action shall be deemed to constitute the action of any committee specifically designated by the Board of Directors of the Company to approve the actions and transactions contemplated hereby and the full Board of Directors; provided, that if there shall be no such directors, such actions may be effected by majority vote of the entire Board of Directors of the Company.

  Access to Information. Upon reasonable advance notice, the Company shall allow the Parent and the Offeror, at their own expense, during regular business hours through the Parent's and the Offeror's employees, agents and representatives, to make such investigation of the businesses, properties, books and records of the Company and its subsidiaries, and to conduct such examination of the condition of the Company and its subsidiaries, as the Parent and the Offeror deem necessary or advisable to familiarize themselves further with such businesses, properties, books, records, condition and other matters, and to verify the representations and warranties of the Company in the Merger Agreement.

  Consents and Reasonable Best Efforts. The Parent, the Offeror and the Company shall use their reasonable best efforts to make all filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), as soon as practicable. The Parent, the Offeror and the Company shall, as soon as practicable, use their reasonable best efforts required (i) to obtain all waivers, consents, approvals and agreements of, and to give all notices and make all other filings with, any persons, including governmental entities, necessary or appropriate to authorize, approve or permit the Merger, and (ii) to defend and cooperate with each other in defending any lawsuits or other legal proceedings, including appeals, whether individual or administrative and whether brought derivatively or on behalf of third parties (including governmental entities or officials) challenging the Merger Agreement or the consummation of the transactions contemplated thereby. The Parent and the Offeror will furnish to the Company, and the Company will furnish to the Parent and the Offeror, such necessary information and reasonable assistance as the Company, or the Parent and the Offeror, as the case may be, may request in connection with its or their preparation of all necessary filings with any third parties, including governmental entities. Prior to the Effective Date, the Company and the Parent shall each use its respective commercially reasonable efforts to obtain the consent or approval of each person whose consent or approval shall be required in order to permit the Company, the Parent or the Offeror, as the case may be, to consummate the Offer and the Merger. Upon the terms and subject to the conditions of the Merger Agreement, each of the parties thereto covenants and agrees to use its reasonable best efforts to take, or cause to be taken, all action or do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated thereby.

  Notification of Certain Matters. The Company shall give prompt notice to the Parent and the Offeror, and the Parent and the Offeror shall give prompt notice to the Company, of (a) the occurrence, or failure to occur, of any event the occurrence or failure of which would be likely to cause any representation or warranty contained in the Merger Agreement to be untrue or inaccurate in any material respect any time from the date of the Merger Agreement to the Effective Date and (b) any material failure of the Company, the Parent or the Offeror, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement.

  Conditions Precedent. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions: (a) if required by applicable law, the Merger Agreement and the Merger shall have been approved by the requisite vote of the holders of the Shares; and (b) no injunction or any other order, decree or ruling shall have been issued by a court of competent jurisdiction or by a governmental entity, nor shall any statute, rule, regulation or executive order have been promulgated or enacted by any governmental entity, in each case that prevents the consummation of the Merger; provided, however, that each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or other order, decree or ruling and to appeal promptly the same after issuance thereof. The obligations of the Parent and the Offeror to effect the Merger shall also be subject to the satisfaction or waiver prior to the Effective Time of the condition that the Offeror shall have accepted for payment and paid for Shares tendered pursuant to the Offer (provided that this condition shall be deemed satisfied if the Offeror's failure to accept for payment and pay for such Shares breaches the Merger Agreement or violates the terms and conditions of the Offer).

  Termination. The Merger Agreement provides that it may be terminated, and the Merger abandoned, at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company: (a) by the mutual written consent of the Board of Directors of each of the Parent and the Company, (b) by either the Company or the Parent, if the Merger has not been consummated by the close of business on September 24, 1997, or such other date, if any, as the Company and the Parent shall agree upon; provided, however, that the right to terminate the Merger Agreement pursuant to this clause (b) shall not be available to any party whose failure to fulfill any of its obligations contained in the Merger Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred prior to the aforesaid date; (c) by either the Company or the Parent, if the acquisition of the Company has been restructured to be a cash merger pursuant to the provision described under "Restructuring of Transaction" above and the stockholders of the Company fail to approve and adopt the Merger Agreement and the Merger; (d) by either the Company or the Parent, if any governmental entity shall have issued any judgment, injunction, order or decree enjoining the Parent or the Company from consummating the Offer or the Merger and such judgment, injunction, order or decree shall become final and nonappealable; (e) by the Company or the Parent if the Offer terminates or expires on account of the failure of any condition described below in Section 15 without the Parent having purchased any Shares thereunder; provided, however, that the right to terminate the Merger Agreement pursuant to this clause (e) shall not be available to any party whose failure to fulfill any of its obligations contained in the Merger Agreement has been the cause of, or resulted in, the failure of any such condition; (f) by the Parent prior to the consummation of the Offer if (i) the Board of Directors of the Company shall not have recommended, or shall have resolved not to recommend, or shall have modified or withdrawn its recommendation of the Offer or the Merger or determination that the Offer or the Merger is fair to and in the best interest of the Company and its stockholders, or shall have resolved to do so, or (ii) the Board of Directors of the Company fails to recommend against acceptance of an Acquisition Proposal within five business days after a request by the Parent or the Offeror to do so. If the Merger Agreement is terminated pursuant to the foregoing, it shall become void and of no effect with no liability on the part of any party thereto; provided, that certain agreements with respect to fees and expenses, covenants with respect to employee benefits and insurance and indemnification of officers and directors, covenants relating to the Transition Agreements, and confidentiality obligations, will continue, and provided, further, that the termination of the Merger Agreement shall not relieve any party for liability for any willful and knowing breach of the Merger Agreement.

  Fees and Expenses. Except as otherwise provided in the Merger Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such costs and expenses. The Company, however, has agreed in the Merger Agreement to pay or cause to be paid to the Parent (x) the Expenses (as defined below) in an amount up to but not to exceed $3,000,000 and (y) $9,900,000 (the "Termination Fee") under the circumstances and at the times set forth as follows:

    (a) if the Company or the Parent terminates the Merger Agreement under clause (b) set forth above under "Termination" and after the date of the Merger Agreement a Takeover Proposal (as defined below) shall have been made and concurrently with or within twelve months after such termination, the Company shall enter into an agreement providing for a Takeover Proposal or a Takeover Proposal shall have been consummated, the Company shall pay the Expenses and the Termination Fee concurrently with the earlier of the entering into of such agreement or the consummation of such Takeover Proposal; and

    (b) if the Company or the Parent terminates the Merger Agreement under clause (c) set forth above under "Termination" and after the date of the Merger Agreement (but on or prior to the date of termination) a Takeover Proposal shall have been made, the Company shall pay the Expenses and the Termination Fee concurrently with such termination; and

    (c) if the Company or the Parent terminates the Merger Agreement under clause (e) set forth above under "Termination" as a result of the occurrence of paragraphs (b) or (h) of the conditions set forth below under
  Section 15, the Company shall pay the Expenses; and

    (d) if the Company or the Parent terminates the Merger Agreement under clause (e) set forth above under "Termination" as a result of clause (x) or paragraph (b) of the conditions set forth below under Section 15 or the failure to attain the Minimum Condition and, after the date of the Merger Agreement (but on or prior to the date of termination) a Takeover Proposal shall have been made, the Company shall pay the Expenses and the Termination Fee concurrently with such termination; and

    (e) if the Parent terminates the Merger Agreement under clause (f) set forth above under "Termination", the Company shall pay the Expenses and the Termination Fee concurrently with such termination.

  As used herein, (i) "Expenses" shall mean all out-of-pocket fees and expenses incurred or paid by or on behalf of the Parent or any affiliate of the Parent in connection with the Merger Agreement and the transactions contemplated therein, including all fees and expenses of counsel, investment banking firms, accountants and consultants which are evidenced by written invoice or other supporting documentation provided by the Parent; and (ii) "Takeover Proposal" shall mean any proposal or offer to the Company or its stockholders by a third party with respect to (x) a tender offer or exchange offer for 30% or more of the outstanding shares of capital stock of the Company, (y) a merger, consolidation or sale of all or substantially all of the assets of the Company, or similar transaction or (z) any liquidation or recapitalization having the foregoing effect.

 The Tender Agreements

  Concurrently with the execution and delivery of the Merger Agreement, Joseph Littlejohn & Levy, L.P., a Delaware limited partnership, and Joseph Littlejohn & Levy Fund II, L.P., a Delaware limited partnership (together, "JLL"), entered into a Tender Agreement dated as of March 25, 1997 (the "JLL Tender Agreement") among JLL, the Parent and the Offeror whereby JLL has agreed to tender all of their Shares in the Tender Offer. Concurrently with the execution and delivery of the Merger Agreement, The Airlie Group, L.P., a Delaware limited partnership ("Airlie"), entered into a Tender Agreement dated as of March 25, 1997 (the "Airlie Tender Agreement") among Airlie, the Parent and the Offeror whereby Airlie has agreed to tender a number of Shares which, when taken together with the number of Shares (i) beneficially owned by the Parent or its subsidiaries and (ii) which the Parent or its affiliates have the right to acquire from JLL pursuant to the JLL Tender Agreement, would cause the Parent or its affiliates to beneficially own 49.9% of the aggregate voting power represented by the issued and outstanding capital stock of the Company.

  Each Tender Agreement provides that, within five business days of the commencement of the Offer, JLL and Airlie (each a "Tendering Stockholder") shall tender to the Depositary all of the Shares required to be tendered pursuant to the applicable Tender Agreement. Subject to applicable law, a Tendering Stockholder may not withdraw any Shares so tendered by it; provided, however, that a Tendering Stockholder may decline to tender its Shares, or may withdraw Shares tendered by it, if the Offeror amends the Offer to (a) reduce the Offer Price to less than $23.40 per Share in cash; (b) reduce the number of Shares subject to the Offer; (c) change the form of consideration payable for Shares pursuant to the Offer; or (d) amend or modify any term or condition of the Offer in a manner adverse to the stockholders of the Company.

  Under the Tender Agreements, each Tendering Stockholder grants to the Offeror an option to purchase the number of Shares subject to the agreement to tender at a purchase price per Share of $23.40 or such higher price as may be offered in the Offer. Provided all waiting periods under the HSR Act and the rules and regulations thereunder applicable to the purchase of Shares pursuant an option shall have expired or been terminated and there shall otherwise be no legal restriction on the exercise of an option, an option may be exercised by the Offeror in whole or in part at any time prior to the date 60 days after the Expiration Date if (a) the Tendering Stockholder who granted such option fails to comply with any of its obligations under its Tender Agreement or withdraws a tender of its Shares in violation of the provisions of its Tender Agreement or (b) the Offer is not consummated because of the failure to satisfy any of the conditions to the Offer described in Section 15 (other than as a result of any action or inaction on the part of the Parent or the Offeror which constitutes a breach of the Merger Agreement).

  Under the Tender Agreements the Offeror may allow the Offer to expire without accepting for payment or paying for any Shares, on the terms set forth in the Offer to Purchase, and may allow the option to expire without exercising the option and purchasing all or any Shares pursuant to such exercise. If all Shares validly tendered and not withdrawn are not accepted for payment and paid for in accordance with the terms of the Offer to Purchase or pursuant to the exercise of the option, they shall be returned to the applicable Tendering Stockholders whereupon they shall continue to be held by such Tendering Stockholder subject to the terms of the applicable Tender Agreement.

  The Tendering Stockholders have agreed in the Tender Agreements to revoke any and all previous proxies granted by them with respect to the Shares owned by them and, for so long as the Merger Agreement remains in effect, (a) to vote the number of Shares which, when combined with the Shares held by the Parent or the Offeror, equals 49.9% of the issued and outstanding shares of capital stock of the Company, in favor of the Merger and

(b) to oppose and vote such number of Shares against any Acquisition Proposal. The Tendering Stockholders have further agreed not to solicit, initiate or knowingly encourage any Acquisition Proposal.

  Each Tender Agreement shall expire and be of no further force or effect if
(a) the conditions to the Offeror's obligations to accept for payment and pay for Shares pursuant to the Offer shall have been satisfied and the Offeror fails to promptly accept for payment and promptly pay for all Shares validly tendered and not withdrawn pursuant to the Offer or (b) the Offeror amends the Offer to (i) reduce the Offer Price to less than $23.40 per Share in cash;
(ii) reduce the number of Shares subject to the Offer; (iii) change the form of consideration payable for Shares pursuant to the Offer; or (iv) amend or modify any term or condition of the Offer in a manner adverse to the stockholders of the Company. Each Tender Agreement will also terminate upon the earlier of (i) the close of business on September 24, 1997 or (ii) the Effective Time.

14. DIVIDENDS AND DISTRIBUTIONS.

  The Merger Agreement provides that neither the Company nor any of its subsidiaries will, among other things, prior to the Effective Time (a) declare, set aside or pay any dividend or distribution with respect to its capital stock or directly or indirectly redeem, purchase or otherwise acquire any of its capital stock or effect a split or reclassification of any of its capital stock or a recapitalization, except for intercompany transactions in the ordinary course of business consistent with past practice; or (b) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible or exchangeable into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or equity equivalent, except for the issuance of up to 1,762,752 shares of the Company's common stock pursuant to the exercise of certain enumerated options and warrants to purchase such shares which are outstanding on the date of the Merger Agreement.

15. CERTAIN CONDITIONS TO THE OFFEROR'S OBLIGATIONS.

  Notwithstanding any other provision of the Merger Agreement or the Offer, the Offeror shall not be required to accept for payment or pay for, or may delay the acceptance for payment of or payment for, any tendered Shares, or may, in its sole discretion, at any time, terminate or amend the Offer as to any Shares not then paid for if (v) a majority of the Shares outstanding on a fully diluted basis shall not have been validly tendered pursuant to the Offer and not withdrawn prior to the expiration of the Offer (the "Minimum Condition"); (w) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall not have expired or shall not have been terminated prior to the expiration of the Offer; (x) the Certificate of Amendment shall not have been filed with the Secretary of State of the State of Delaware and the Charter Amendment shall not be in full force and effect prior to the close of business on September 24, 1997; (y) the Merger Agreement shall have been terminated in accordance with its terms; or (z) on or after the date of the Merger Agreement, and at or before the time of payment for any such Shares, any of the following events shall occur:

    (a) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the NYSE or on NASDAQ,
  (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) a commencement of a war, armed hostilities or other international or national calamity directly involving the armed forces of the United States, (iv) any general limitation (whether or not mandatory) by any governmental authority on the extension of credit by banks or other lending institutions, (v) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof, (vi) a decline of at least thirty percent (30%) in the Dow Jones Industrial Average or the Standard and Poor's 500 Index from the date of the Merger Agreement to the expiration or termination of the Offer or (vii) a change in general financial, bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans;

    (b) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case, on the date when made and at the Expiration Date, or in the case of any representations and warranties that are made as of a different date, as of that date;

    (c) the Company shall have breached or failed to comply in any material respect with any of its obligations under the Merger Agreement and such failure continues for two (2) days after receipt by the Company of notice from the Parent specifying such failure;

    (d) there shall have been instituted or pending any litigation by a governmental entity (i) which prohibits the consummation of the transactions contemplated by the Offer or the Merger; (ii) which prohibits the Parent's or the Offeror's ownership or operation of all or any material portion of their or the Company's business or assets, or which compels the Parent or the Offeror to dispose of or hold separate all or any material portion of the Parent's or the Offeror's or the Company's business or assets as a result of the transactions contemplated by the Offer or the Merger, (iii) which makes the acceptance for payment, purchase of, or payment for, some or all of the Shares illegal; (iv) which imposes material limitations on the ability of the Parent or the Offeror to acquire or hold or to exercise effectively all rights of ownership of Shares including, without limitation, the right to vote any Shares purchased by the Offeror or the Parent on all matters properly presented to the stockholders of the Company, or (v) which imposes any limitations on the ability of the Parent or the Offeror, or any of their respective subsidiaries, effectively to control in any material respect the business or operations of the Company;

    (e) any statute, rule, regulation, order or injunction shall be enacted, promulgated, entered, enforced or deemed applicable to the Offer or the Merger or any other action shall have been taken by any United States governmental authority or court (i) which prohibits the consummation of the transactions contemplated by the Offer or the Merger; (ii) which prohibits the Parent's or the Offeror's ownership or operation of all or any material portion of their or the Company's business or assets, or which compels the Parent or the Offeror to dispose of or hold separate all or any material portion of the Parent's or the Offeror's or the Company's business or assets as a result of the transactions contemplated by the Offer or the Merger, (iii) which makes the acceptance for payment, purchase of, or payment for, some or all of the Shares illegal; (iv) which imposes material limitations on the ability of the Parent or the Offeror to acquire or hold or to exercise effectively all rights of ownership of Shares including, without limitation, the right to vote any Shares purchased by the Offeror or the Parent on all matters properly presented to the stockholders of the Company, or (v) which imposes any limitations on the ability of the Parent or the Offeror, or any of their respective subsidiaries, effectively to control in any material respect the business or operations of the Company;

    (f) the Parent or the Offeror shall have reached an agreement or understanding in writing with the Company providing for termination of the Offer or the Merger Agreement;

    (g) any filing required to be made by the Company with, or any consent, approval or authorization required to be obtained prior to the Effective Time by the Company from, any governmental entity in connection with the execution and delivery of the Merger Agreement by the Company or the consummation of the Offer or the transactions contemplated by the Merger Agreement, shall not have been made or obtained; or

    (h) a material adverse change in the Company has occurred;

which, in the sole judgment of the Offeror, regardless of the circumstances giving rise to any such conditions, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for Shares.

  The foregoing conditions are for the sole benefit of the Parent and the Offeror and may be asserted by the Parent or the Offeror regardless of the circumstances or may be waived by the Parent or Offeror in whole or in part at any time and from time to time in its sole discretion.

  SHOULD THE OFFER BE TERMINATED PURSUANT TO THE FOREGOING PROVISIONS, ALL TENDERED SHARES NOT THERETOFORE ACCEPTED FOR PAYMENT SHALL FORTHWITH BE RETURNED BY THE DEPOSITARY TO THE TENDERING STOCKHOLDERS.

16. CERTAIN LEGAL MATTERS.

  Except as set forth in this Offer to Purchase, the Offeror is not aware of any approval or other action by any governmental or administrative agency which would be required for the acquisition or ownership of Shares by the Offeror as contemplated herein. Should any such approval or other action be required, it will be sought, but the Offeror has no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject, however, to the Offeror's right to decline to purchase Shares if any of the conditions specified in Section 15 shall have occurred. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of if any such approvals were not obtained or other action taken.

  Antitrust. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated following the expiration of a 15-day waiting period following the filing by the Parent of a Notification and Report Form with respect to the Offer, unless the Parent receives a request for additional information or documentary material from the Department of Justice, Antitrust Division (the "Antitrust Division") or the Federal Trade Commission ("FTC") or unless early termination of the waiting period is granted. The Parent is expected to make such a filing on or about April 2, 1997. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC request additional information or material from the Parent concerning the Offer, the waiting period will be extended to the tenth calendar day after the date of substantial compliance by the Parent with such request. Complying with a request for additional information or material can take a significant amount of time.

  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Offeror's proposed acquisition of the Company. At any time before or after the Offeror's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Offeror or the divestiture of substantial assets of the Company or its subsidiaries or the Parent or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or, if such a challenge is made, of the result thereof.

  If any applicable waiting period under the HSR Act has not expired or been terminated prior to the Expiration Date, the Offeror will not be obligated to proceed with the Offer or the purchase of any Shares not theretofore purchased pursuant to the Offer. See Section 15.

  State Takeover Laws. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL ("Section 203") prevents an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, the "business combination" is approved by the Board of Directors of such corporation prior to such date. The Company's Board of Directors has approved the Offer, the Merger and the Tender Agreements. Accordingly, Section 203 is inapplicable to the Offer, the Merger and the Tender Agreements.

  A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects in such states. In Edgar v. MITE Corp., in 1982, the Supreme Court of the United States (the "U.S. Supreme Court") invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However in 1987, in CTS Corp. v. Dynamics Corp. of America, the U.S. Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the U.S. Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

  The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Offeror does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, the Offeror will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Offeror might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Offeror might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, the Offeror may not be obligated to accept for payment any Shares tendered. See Section 15.

17. FEES AND EXPENSES.

  Neither the Offeror nor the Parent, nor any officer, director, stockholder, agent or other representative of the Offeror or the Parent, will pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Offeror for customary mailing and handling expenses incurred by them in forwarding materials to their customers.

  Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services to the Parent and the Offeror in connection with the proposed acquisition of the Shares. Pursuant to its engagement letter with the Parent, the Parent has agreed to pay DLJ a fee of up to $2.8 million in connection with the Offer and the Merger. In addition, the Offeror has agreed to reimburse DLJ for certain reasonable out-of-pocket expenses incurred by DLJ in connection with the Offer, including the reasonable fees and disbursements of its counsel, and to indemnify DLJ against certain liabilities and expenses.

  The Offeror has retained Corporate Investor Communications, Inc., as Information Agent, and The Bank of New York, as Depositary, in connection with the Offer. The Information Agent and the Depositary will receive reasonable and customary compensation for their services hereunder and reimbursement for their reasonable out-of-pocket expenses. The Information Agent and the Depositary will also be indemnified by the Offeror against certain liabilities in connection with the Offer. The Information Agent may contact holders of Shares by mail, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners of Shares.

18. MISCELLANEOUS.

  The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  No person has been authorized to give any information or make any representation on behalf of the Offeror other than as contained in this Offer to Purchase or in the Letter of Transmittal and, if any such information or representation is given or made, it should not be relied upon as having been authorized by the Offeror.

  The Offeror and the Parent have filed with the Commission the Schedule 14D-1 (which Schedule 14D-1 also constitutes a statement on Schedule 13D to the extent the Offeror, IBP Foodservice, L.L.C. and the Parent are deemed to have acquired beneficial ownership of the Shares subject to the Tender Agreements), pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-1 promulgated thereunder, furnishing certain information with respect to the Offer. Such
Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained at the same places and in the same manner as set forth with respect to the Company in Section 8 (except that they will not be available at the regional offices of the Commission).

                                          IBP SUB, INC.

April 1, 1997

                                                                        ANNEX I

                 CERTAIN INFORMATION CONCERNING THE DIRECTORS
             AND EXECUTIVE OFFICERS OF THE PARENT AND THE OFFEROR

  1. DIRECTORS AND EXECUTIVE OFFICERS OF THE PARENT. Set forth below are the name, age, current business address, citizenship, present principal occupation or employment and five-year employment history of each director and executive officer of the Parent. Unless otherwise indicated, each such person's business address is IBP, inc., IBP Avenue, P.O. Box 515, Dakota City, Nebraska 68731. All persons listed below are citizens of the United States.

NAME, AGE AND BUSINESS                PRESENT PRINCIPAL OCCUPATION OR
ADDRESS                             EMPLOYMENT; MATERIAL POSITIONS HELD
----------------------              -----------------------------------
Richard L. Bond (49)...... Mr. Bond has served as the President, Fresh Meats of
                           IBP, inc. ("IBP") since March 1, 1995. Prior to that
                           he was the Executive Vice President, Beef Division
                           since 1994 and the Group Vice President, Beef Sales
                           and Marketing since 1989. Director of IBP since
                           1995.
John S. Chalsty (63)...... Mr. Chalsty was elected President and Chief
 277 Park Ave., 17th Fl.   Executive Officer of Donaldson, Lufkin & Jenrette
 New York, NY 10172        Securities Corporation ("DLJ") on September 4, 1986,
                           after having served as Chairman of DLJ's Capital
                           Markets Group for more than two years. Currently Mr.
                           Chalsty is also a member of the Board of Directors
                           of Anchor Glass Container. Director of IBP since
                           1987.
Dr. Wendy L. Gramm (52)... Dr. Gramm chaired the Commodity Futures Trading
 P.O. Box 39134            Commission from 1988 to 1993. She has served as
 Washington, D.C. 20016    Administrator for Information and Regulatory Affairs
                           at the White House Office of Management and Budget
                           (OMB) and was the Executive Director of the
                           Presidential Task Force on Regulatory Relief. Dr.
                           Gramm also directed the Federal Trade Commission's
                           Bureau of Economics. Dr. Gramm currently is a
                           Professor of Economics and Administration at the
                           University of Texas A&M in Arlington and is a self-
                           employed consultant. She is also a director of Enron
                           Corporation, State Farm Insurance Companies, the
                           Chicago Mercantile Exchange and Kinetic Concepts,
                           Inc. Director of IBP since 1993.
David C. Layhee (52)...... Mr. Layhee has served as the President, Consumer
                           Products of IBP since March 1, 1995. Prior to that
                           he was the Group Vice President, Design Products
                           since 1989. Director of IBP since 1995.
Eugene D. Leman (54)...... Mr. Leman has served as the President, Allied Group of IBP since March 1, 1995. Prior to that he was the
                           Executive Vice President, Pork Division since 1986.
                           Mr. Leman also serves as a Director on the Norwest
                           Bank Community Banking Board since 1992. Director of
                           IBP since 1989.
Dr. Martin A. Massengale   Dr. Massengale has been the Director, Center for
 (63)..................... Grassland Studies, Foundation Distinguished
 220 Keim Hall             Professor and President Emeritus at the University
 Univ. of Nebraska         of Nebraska since 1994. From 1976 to the present he
 Lincoln, NE 68583-0953    has been with the University of Nebraska where he
                           has served as vice chancellor, chancellor interim
                           president and

NAME, AGE AND BUSINESS                PRESENT PRINCIPAL OCCUPATION OR
ADDRESS                             EMPLOYMENT; MATERIAL POSITIONS HELD
----------------------              -----------------------------------
                           president of the University, a position he held from
                           1991 to 1994. Dr. Massengale has been named to the
                           Board of Directors of Woodmen Accident & Life
                           Insurance Company and the Board of Managers of
                           America First, L.L.C. Director of IBP since 1996.
Robert L. Peterson (64)..  Mr. Peterson has served as Chairman of the Board and
                           Chief Executive Officer of IBP since August 12,
                           1981. Mr. Peterson is a Director of MidAmerican
                           Energy Company and the Omaha Branch of the Federal
                           Reserve Bank of Kansas City. Director of IBP since
                           1976.
Joann R. Smith (57)......  Ms. Smith served as Assistant Secretary for
 16115 NW Hwy. 320         Marketing and Inspection Services for the United
 Micanopy, FL 32667        States Department of Agriculture (USDA) from 1989 to
                           1993 and has served in numerous capacities in the
                           livestock industry. She is on the Board of Directors
                           for Purina Mills, Inc. Ms. Smith acts as Secretary
                           and Treasurer for Smith Brothers, a farming and
                           ranching operation, is the Secretary and Treasurer
                           for Smith Construction and is President of Smith
                           Associates, an agricultural marketing business.
                           Director of IBP since 1993.
Dale C. Tinstman (77)....  Mr. Tinstman, a business consultant, is a Director
 40 Bishop Square          of Smith Hayes Trust, Inc. He served as a financial
 Lincoln, NE 68502         consultant for IBP before being elected President
                           and Chief Operating Officer in 1976, a position he
                           held until 1977. From 1977 to January 1981 he served
                           as Vice Chairman of the Board of IBP and in January
                           1981 became Co-Chairman of the Board, a position he
                           held until 1982. Director of IBP since 1962.
Kenneth W. Browning, Jr.   Mr. Browning holds or has held the following
 (48)....................  positions at IBP: Executive Vice President since
                           1996; 1989-1996 Senior Vice President--Hide
                           Division; 1982-1989 Vice President--Hides.
Lonnie O. Grigsby (57)...  Mr. Grigsby holds or has held the following positions at IBP: Executive Vice President and
                           General Counsel since 1995; Secretary since 1985;
                           1988-1995 Executive Vice President--Finance &
                           Administration; General Counsel 1985-1990 and since
                           1993; 1987-1988 Senior Vice President; 1985-1987
                           Vice President.
James V. Lochner (44)....  Mr. Lochner holds or has held the following positions at IBP: Executive Vice President--
                           Technical Services/Engineering since 1995; 1993-1995
                           Senior Vice President--Technical Services; 1989-1993
                           Vice President--Technical Services; 1986-1989
                           Assistant Vice President Quality Control--Beef;
                           1984-1986 Director--Quality Control.
Charles F. Mostek (49)...  Mr. Mostek holds or has held the following positions at IBP: Executive Vice President--Fresh Meat Sales
                           and Marketing since 1995; 1989-1995 Vice President--
                           Beef Sales; 1985-1989 Vice President--Slaughter
                           Division Sales; 1981-1985 Assistant Vice President--
                           Carcass Grading and Administration.

NAME, AGE AND BUSINESS               PRESENT PRINCIPAL OCCUPATION OR
ADDRESS                            EMPLOYMENT; MATERIAL POSITIONS HELD
----------------------             -----------------------------------
Kenneth L. Rose (53)..... Mr. Rose holds or has held the following positions at IBP: Executive Vice President--Operations
                          Services since 1995; 1989-1995 Senior Vice
                          President--Logistics Services; 1982-1989 Vice
                          President--Transportation.
Jerry S. Scott (51)...... Mr. Scott holds or has held the following positions at IBP: Executive Vice President--Fresh Meat
                          Operations since 1995; 1986-1995 Vice President Pork
                          Operations.
Larry Shipley (41)....... Mr. Shipley holds or has held the following positions at IBP: Executive Vice President--
                          Corporate Development since 1995; 1995 Senior Vice
                          President--Corporate Development; 1994- 1995
                          Assistant to the Chairman; 1989-1994 Assistant to
                          the President.
Craig T. Hart (41)....... Mr. Hart holds or has held the following positions at IBP: Vice President--Controller since 1995; 1993-
                          1995 Assistant Vice President, Controller; 1990-1993
                          Controller.

  2. DIRECTORS AND EXECUTIVE OFFICERS OF THE OFFEROR. Unless otherwise indicated, for each person identified below all information concerning the current business address, present principal occupation or employment and five-year employment history for such person is the same as the information given above. Each person was elected in March 1997. All persons listed below are citizens of the United States.

                                         PRESENT PRINCIPAL OCCUPATION OR
NAME AND AGE                           EMPLOYMENT; MATERIAL POSITIONS HELD
------------                           -----------------------------------
Larry Shipley (41)........... Director and President of Offeror since 1997.
Nathan A. Hodne (30)......... Secretary of Offeror since 1997. Also, Mr. Hodne currently holds the position of Corporate Attorney
                              for IBP, since 1993.

  3. DIRECTORS AND EXECUTIVE OFFICERS OF IBP FOODSERVICE, L.L.C. Unless otherwise indicated, for each person identified below all information concerning the name, age, current business address, present principal occupation of employment and five-year employment history for such person is the same as the information given above. All persons listed below are citizens of the United States.

NAME AND  AGE
-------------
Larry Shipley (41)............. President of IBP Foodservice, L.L.C. since 1997.

  Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                       The Depositary for the Offer is:

                             THE BANK OF NEW YORK

        By Mail:            Facsimile Transmission:     By Hand or Overnight
                       (for Eligible Institutions Only)       Courier:
                                (212) 815-6213

    Tender & Exchange                                     Tender & Exchange
       Department                                            Department
     P.O. Box 11248                                      101 Barclay Street
  Church Street Station                                  Receive and Deliver
   New York, New York                                          Window
       10286-1248                                     New York, New York 10286

                          For Confirmation Telephone:
                                (800) 507-9357

  Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal and Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                    CORPORATE INVESTOR COMMUNICATIONS, INC.
                               111 Commerce Road
                       Carlstadt, New Jersey 07072-2586

                BANKS AND BROKERS CALL COLLECT: (201) 896-1900
                   ALL OTHERS CALL TOLL-FREE: (888) 805-6307

                     The Dealer Manager for the Offer is:

                         DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION
                                277 PARK AVENUE
                           NEW YORK, NEW YORK 10172
                         (212) 892-7700 (CALL COLLECT)